Exhibit 10.5

Execution Copy

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of May 1, 2006, by and between COMMUNITY MUTUAL SAVINGS BANK, a New York mutual savings bank having its executive offices at 123 Main Street, White Plains, New York 10601 (“Bank”) and JOHN RITACCO (“Executive”).

W I T N E S S E T H :

WHEREAS, Executive has been elected to serve the Bank in the capacity of President and Chief Executive Officer; and

WHEREAS, Executive is willing to serve the Bank on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Bank and Executive hereby agree as follows:

Section 1.	Employment.

The Bank agrees to continue to employ Executive, and Executive hereby agrees to such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

Section 2.	Employment Period; Remaining Unexpired Employment Period.

(a) The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this section 2 (“Employment Period”). The Employment Period shall be for an initial term of three (3) years beginning on the date of this Agreement and ending on the third (3rd) annual anniversary date of this Agreement. Upon the first (1st) annual anniversary date of this Agreement and each anniversary date thereafter, the Board of Directors of the Bank (“Board”) shall review the terms of this Agreement and the Executive’s performance of services hereunder and may, in the absence of objection from the Executive, approve an extension of the Employment Agreement to a new three year term. The Executive shall be notified by the Board of any renewal or non-renewal of this Agreement by the Board within thirty (30) days following any such action. The “Remaining Unexpired Employment Period” shall be the remaining period of the Employment Period subject to such extensions as the Board may determine pursuant to this paragraph unless modified by this Agreement.

(b) Nothing in this Agreement shall be deemed to prohibit the Bank at any time from terminating Executive’s employment during the Employment Period with or without notice for any reason; provided, however, that the relative rights and obligations of the Bank and Executive in the event of any such termination shall be determined under this Agreement.

(c) Nothing in this Agreement shall be deemed to prohibit the Executive at any time from terminating his employment during the Employment Period with or without notice for any reason; provided, however, that the relative rights and obligations of the Bank and Executive in the event of any such termination shall be determined under this Agreement.

Section 3.	Duties.

Executive shall serve as President and Chief Executive Officer of the Bank, having such power, authority and responsibility and performing such duties as are prescribed by or under the By-Laws of the Bank and as are customarily associated with such position. Executive shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, periods of illness or approved leaves of absence and the activities covered by section 7 of this Agreement) to the business and affairs of the Bank and shall use his best efforts to advance the interests of the Bank. The Executive shall be entitled to four (4) weeks vacation per year.

Section 4.	Cash Compensation.

In consideration for the services to be rendered by Executive hereunder, the Bank shall pay to him a salary at an initial annual rate of TWO HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($275,000), payable in approximately equal installments in accordance with the Bank’s customary payroll practices for senior officers. The Board shall review the Executive’s annual rate of salary at such times during the Employment Period as it deems appropriate, but not less frequently than once every twelve months, and may, in its discretion, approve an increase in the Executive’s annual rate of salary. In addition to salary, Executive may receive other cash compensation from the Bank for services hereunder at such times, in such amounts and on such terms and conditions as the Board, as applicable, may determine from time to time; provided, however, that the Executive shall be paid (i) a bonus of FORTY-FIVE THOUSAND DOLLARS ($45,000) on January 20, 2007 provided the Executive is employed by the Bank on such date; and (ii) an additional bonus potential of TWENTY-FIVE THOUSAND DOLLARS ($25,000) on April 30, 2007 if the Executive has, during the twelve (12) month period ending on March 31, 2007, achieved those performance objectives set forth to the Executive by the Bank for such period. If at any point during the Employment Period the Bank shall convert to stock form and become publicly-traded, the Board shall conduct a review of the Executive’s salary and benefits then in effect and will make such adjustments as the Board deems appropriate in order to ensure that such salary and benefits are commensurate with those paid by publicly-traded peer institutions and will provide to the Executive the best purchase priority permissible under applicable law.

Section 5.	Employee Benefit Plans and Programs.

During the Employment Period, Executive shall be treated as an employee of the Bank and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, or profit-sharing plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans, and any other employee benefit and compensation plans as may from time to time be maintained by, or cover employees of, the Bank, in accordance with the terms and conditions of such employee benefit plans and programs and consistent with the Bank’s customary practices. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

Section 6.	Indemnification and Insurance.

(a) During the Employment Period and for so long as the Executive is subject for suit on claims related to his performance of the duties described in section 3 of this Agreement, the Bank shall cause Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Bank or service in other capacities at the request of the Bank. The coverage provided to Executive pursuant to this section 6 shall be of the same scope and on the same terms and conditions as the coverage provided to other officers and directors of the Bank.

(b) To the maximum extent permitted under applicable law, during the Employment Period and for so long as the Executive is subject to suits, claims or proceedings related to his performance of the duties described in section 3 of this Agreement, the Bank shall indemnify Executive against and hold him harmless from any costs, liabilities, losses and exposures associated with such suits, claims and proceedings and shall advance to him or for his benefit all expenses incurred by him in any such suit, proceeding or claim, including any investigation.

Section 7.	Outside Activities.

Executive may serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the Board (which approval shall not be unreasonably withheld); provided, however, that such service shall not materially interfere with the performance of his duties under this Agreement. Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Bank and generally applicable to all similarly situated executives.

Section 8.	Working Facilities and Expenses.

Executive’s principal place of employment shall be at the Bank’s executive offices at the address first above written or at such other location as the Bank and Executive may mutually agree upon. The Bank shall provide the Executive at his principal place of employment with a private office, secretarial services, and other support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Bank shall provide to the Executive for his exclusive use an automobile owned or leased by the Bank and appropriate to his position, to be used in the performance of his duties hereunder, including commuting to and from his personal residence. The Bank shall reimburse Executive for his ordinary and necessary business expenses, including, without limitation, all expenses associated with his business use of the aforementioned automobile, fees for memberships in such clubs and organizations as Executive and the Bank shall mutually agree are necessary and appropriate for business purposes, and his travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement, in each case upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require. The Bank shall issue appropriate tax reporting forms to the IRS for any personal use of the Executive’s automobile.

Section 9.	Termination of Employment with Severance Benefits.

(a) Executive shall be entitled to the severance benefits described in section 9(b) herein in the event that his employment with the Bank terminates during the Employment Period under any of the following circumstances:

(i) Executive’s resignation for Good Reason from employment with the Bank within six (6) months following:

(A) the failure of the Board to appoint or re-appoint or elect or re-elect Executive to the position stated in section 3 of this Agreement or the failure to elect or re-elect him as trustee of the Bank;

(B) the expiration of a thirty (30) day period following the date on which Executive gives written notice to the Bank of its material failure, whether by amendment of the Bank’s organization certificate or By-Laws, or the Bank’s state charter or By-Laws, action of the Board or otherwise, to vest in Executive, or continue to allow the Executive to perform, without material change or diminution, the functions, duties, or responsibilities prescribed in section 3 of this Agreement, unless, during such thirty (30) day period, such failure is cured; or

(C) the expiration of a thirty (30) day period following the date on which Executive gives written notice to the Bank of its material breach of any term, condition or covenant contained in this Agreement (including, without limitation any reduction of Executive’s rate of base salary in effect from time to time or any change in the terms and conditions of any compensation or benefit program in which Executive participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package), unless, during such thirty (30) day period, such failure is cured;

(D) the relocation of the Bank’s offices at which the Executive is principally employed to a location more than 30 miles from such offices;

(E) any purported termination of the Executive’s employment in a manner inconsistent with section 10 of this Agreement;

(F) the failure of the Bank and/or the Bank to obtain an effective agreement from any successor to assume and agree to perform this Agreement, as required by section 14 of this Agreement; or

(ii) the termination by the Bank of Executive’s employment with the Bank for any other reason not described in section 9(a) other than a termination of the Executive’s employment for “cause” or disability as discussion in section 10 hereto; or

(iii) subject to the provisions of section 10, the termination of the Executive’s employment for any other reason;

then, the Bank shall provide the benefits and pay to Executive the amounts described in section 9(b).

(b) Upon the termination of Executive’s employment with the Bank under circumstances described in section 9(a) of this Agreement, the Bank shall pay and provide to Executive (or, in the event of his death, to his estate):

(i) the portion, if any, of the compensation earned by the Executive through the date of the termination of his employment with the Bank which remains unpaid as of such date, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after the Executive’s termination of employment;

(ii) the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs maintained by the Bank for their officers and employees;

(iii) continued group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability coverage plans under the plans and programs maintained by the Bank for similarly situated employees until the earlier to occur of:

(A) the date the Executive first becomes eligible for such benefit coverage plans under the plans or programs maintained by a subsequent employer; or

(B) the date the Remaining Unexpired Employment Period terminates;

(iv) an amount equal to the salary that Executive would have earned if he had continued working for the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to Executive’s termination of employment with the Bank (the “Salary Severance Payment”) payable in accordance with the Bank’s regular payroll periods for its officers (or at the Bank’s election in a lump sum with no present value applied), such Salary Severance Payment to be paid in lieu of all other payments of salary provided for under this Agreement in respect of the period following any such termination; and

(v) an amount equal to the value of the annual bonuses that the Executive would have earned if he had continued working for the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during the period of three (3) years ending immediately prior to the date of termination (the “Bonus

Severance Payment”). The Bonus Severance Payment shall be computed using the following formula:

BSP = SSP x (ABP / ASP)

where “BSP” is the amount of the Bonus Severance Payment (before the deduction of applicable federal, state and local withholding taxes); “SSP” is the amount of the Salary Severance Payment (before the deduction of applicable federal, state and local withholding taxes); “ABP” is the aggregate of the annual bonuses paid or declared (whether or not paid) for the most recent period of three (3) calendar years to end on or before the Executive’s termination of employment; and “ASP” is the aggregate base salary actually paid to the Executive during such period of three (3) calendar years. The Bonus Severance Payment shall be in lieu of any claim to a continuation of participation in annual bonus plans of the Bank which the Executive might otherwise have and shall be payable at the times that such bonuses would have been paid to the Executive had he remained employed by the Bank.

The Bank and Executive hereby stipulate that the damages which may be incurred by Executive following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this section 9(b) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to Executive’s efforts, if any, to mitigate damages. The Bank and Executive further agree that the Bank may condition the payments and benefits (if any) due under sections 9(b)(iii), 9(b)(iv), and 9(b)(v) on the receipt of (i) Executive’s resignation from any and all positions which he holds as an officer, trustee, director or committee member with respect to the Bank or any subsidiary or affiliate of either of them and (ii) a release of claims (other than claims for indemnification and vested and accrued benefits) in favor of the Bank in a form specified by the Bank.

Section 10.	Termination without Additional Bank Liability.

In the event that Executive’s employment with the Bank shall terminate during the Employment Period on account of:

(a) the discharge of the Executive for “cause,” which, for purposes of this Agreement shall mean a discharge of the Executive due to the Executive’s (i) personal dishonesty, (ii) incompetence, (iii) willful misconduct, (iv) breach of fiduciary duty involving personal profit, (v) intentional failure to perform stated duties, (vi) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or (vii) any material breach of this Agreement, in each case as measured against standards generally prevailing at the relevant time in the savings and community banking industry;

(b) Executive’s voluntary resignation from employment with the Bank for reasons other than those specified in section 9(a);

(c) Executive’s death; or

(d) a determination that the Executive is eligible for and shall receive long-term disability benefits under the Bank’s long-term disability insurance program or, if there is no such program, under the federal Social Security Act;

then the Bank shall have no further obligations under this Agreement, other than the payment to Executive (or, in the event of his death, to his estate) of the portion, if any, of the salary earned by the Executive through the date of his termination of employment with the Bank which remains unpaid as of such date and the provision of such other benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs maintained by, or covering employees of, the Bank. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Bank.

Section 11.	Termination Upon or Following a Change of Control.

(a) A Change of Control of the Bank (“Change of Control”) shall be deemed to have occurred upon the happening of any of the following events:

(i) the consummation of a reorganization, merger or consolidation of the Bank with one or more other persons, other than a transaction following which:

(A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Bank; and

(B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Bank;

(ii) the acquisition of all or substantially all of the assets of the Bank or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Bank entitled to vote generally in the election of directors by any person or by any persons acting in concert;

(iii) a complete liquidation or dissolution of the Bank; or

(iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of Directors of the Bank do not belong to any of the following groups:

(A) individuals who were members of the Board of Directors of the Bank on the date of this Agreement; or

(B) individuals who first became members of the Board of Directors of the Bank after the date of this Agreement either:

(a)	upon election to serve as a member of the Board of Directors of the Bank by affirmative vote of three-quarters of the members of such board, or of a nominating committee thereof, in office at the time of such first election; or

(b)	upon election by the shareholders of the Board of Directors of the Bank to serve as a member of such board, but only if nominated for election by affirmative vote of three-quarters of the members of the Board of Directors of the Bank, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Board of Directors of the Bank.

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Bank by any affiliated company, or by any employee benefit plan maintained by the Bank or due to a mutual to stock conversion of the Bank (irrespective of the amount of ownership sold in such stock conversion). For purposes of this section 11(a), the term “person” shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

(b) In the event of the Executive’s resignation after the occurrence of a Change of Control for any reasons listed in section 9(a), he shall be entitled to receive the benefits described in section 9(b).

Section 12.	Protective Covenants.

(a) Non-Competition. The Executive hereby covenants and agrees that, in the event of his termination of employment with the Bank prior to the expiration of the Employment Period, for a period of one (1) year following the date of his termination of employment with the Bank, he shall not, without the written consent of the Bank, become an officer, employee, or consultant of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding Bank, any other entity engaged in the business of accepting deposits or making loans, or any direct or indirect subsidiary or affiliate of any such entity having an office located within Westchester County; provided, however, that this section 12(a) shall not apply if the Executive is entitled to the benefits described in section 11 hereof or if the institution is located within Westchester County and has total assets of $500 million or less as reported in such institution’s call reports.

(b) Confidentiality. Unless he obtains the prior written consent of the Bank, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Bank or any entity which is a subsidiary of the Bank or of which the Bank is a subsidiary, any material document or information obtained from the Bank, or from its affiliates, in the course of his employment concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this section 12(b) shall prevent the Executive, with or without the Bank’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

(c) Solicitation. The Executive hereby covenants and agrees that, for a period of one (1) year following his termination of employment with the Bank, he shall not, without the written consent of the Bank, either directly or indirectly:

(i) solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Bank or any of its subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits or making loans;

(ii) provide any information, advice or recommendation with respect to any such officer or employee of any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits or making loans, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Bank or any of its subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits or making loans;

(iii) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

(d) Survival of the Section 12 Provisions. The provisions of this section 12 shall survive the termination or expiration of this Agreement, and the existence of any claim or cause of action of the Executive against the Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of such covenant.

Section 13.	No Effect on Employee Benefit Plans or Programs.

The termination of Executive’s employment during the term of this Agreement or thereafter, whether by the Bank or by Executive, shall have no effect on the rights and obligations of the parties hereto under the Bank’s qualified or non-qualified retirement, pension, savings, thrift, or profit-sharing plans, group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans or such other employee benefit plans or programs, as may be maintained by, or cover employees of, the Bank from time to time. Except as otherwise provided under this Agreement, the Executive’s rights under such plans and programs shall be determined under the governing documents of such plans and programs.

Section 14.	Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon Executive, his legal representatives and testate or intestate distributees, and the Bank and its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Bank may be sold or otherwise transferred. The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform if no such succession had taken place. Failure of the Bank to obtain such assumption of this Agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Bank in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment after a Change of Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination.

Section 15.	Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to Executive:

To the most recent address listed for the Executive in the Bank’s records.

If to the Bank:

Community Mutual Savings Bank

123 Main Street

White Plains, NY 10601

Attention: Board of Trustees

with a copy to:

Thacher Proffitt & Wood LLP

1700 Pennsylvania Avenue, N.W., Suite 800

Washington, D.C. 20006

Attention: V. Gerard Comizio, Esq.

Section 16.	Indemnification for Attorneys’ Fees.

To the maximum extent permitted by applicable law, the Bank shall indemnify, hold harmless and defend Executive against reasonable attorneys’ fees and expenses incurred by her in connection with or arising out of any mediation, action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that Executive shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding, or of a mediator in a mediation proceeding, or in a settlement. For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Bank’s obligations hereunder shall be conclusive evidence of Executive’s entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise. In addition, upon the execution of this Agreement, the Bank shall pay the Executive’s reasonable attorneys’ fees negotiating this Agreement, not to exceed $10,000 provided that the Bank has received, or is provided, an itemized account of such expenses in such form as the Bank may reasonably require prior to the payment thereof.

Section 17.	Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 18.	Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 19.	Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 20.	Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States and, to the extent that federal law is inapplicable, in accordance with the internal laws of the State of New York applicable to contracts entered into among parties all of whom are citizens and residents of the State of New York and to be performed entirely within the State of New York, irrespective of the actual citizenship or residency of the parties.

Section 21.	Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 22.	Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

Section 23.	Non-duplication.

In the event that Executive shall perform services for the Bank or any other direct or indirect subsidiary of the Bank, any compensation or benefits provided to Executive by such other employer shall be applied to offset the obligations of the Bank hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to Executive for all services to the Bank and all of its direct or indirect subsidiaries, including the Bank.

Section 24.	Required Regulatory Provisions.

The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Bank:

Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Executive under section 9(b) hereof exceed the three times the Executive’s average annual compensation (within the meaning of OTS Regulatory Bulletin 27a or any successor thereto) for the last five consecutive calendar years to end prior to his termination of employment with the Bank (or for his entire period of employment with the Bank if less than five calendar years).

Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. §1828(k), and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

Notwithstanding anything herein contained to the contrary, if the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank pursuant to a notice served under section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(3) or 1818(g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Bank, in its discretion, may (i) pay to the Executive all or part of the compensation withheld while the Bank’s obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

Notwithstanding anything herein contained to the contrary, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Bank and the Executive shall not be affected.

Notwithstanding anything herein contained to the contrary, if the Bank is in default (within the meaning of section 3(x)(1) of the FDI Act, 12 U.S.C. §1813(x)(1), all obligations under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Bank and the Executive shall not be affected.

Notwithstanding anything herein contained to the contrary, all obligations of the Bank hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the OTS at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the FDI Act, 12 U.S.C. §1823(c); (ii) by the Director of the OTS or his designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Director to be in an unsafe or unsound condition. The vested rights of the parties shall not be affected by such action.

Notwithstanding anything herein contained to the contrary, the Board may terminate the Executive’s employment at any time, but any termination by the Board other than a termination for “cause” (as such term is defined in section 10(a) hereof), shall not prejudice the Executive’s right to compensation or other benefits under the Agreement. The Executive shall have no right to receive compensation or other benefits for any period after a termination for “cause” (as such term is defined in section 10(a) hereof).

If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

Section 25.	Bank and Affiliates.

The Bank may satisfy its obligations under this Agreement either directly or indirectly through one or more direct or indirect subsidiaries or affiliates. The Executive agrees that this Agreement requires that the Executive make his services available to the Bank and its direct or indirect subsidiaries or affiliates as determined by the Board of Directors of the Bank within the terms and conditions set forth in this Agreement.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and Executive has hereunto set his hand, effective as of the date set forth above.

John E. Ritacco

Community Mutual Savings Bank

By
	Name:	Thomas G. Ferrara
	Title:	Chairman of the Board

[Seal]